UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                            Date of Report (Date of earliest event reported):                                                                                                             April 14, 2014

COMMAND CENTER, INC.
(Exact name of registrant as specified in its charter)

Washington	000-53088	91-2079472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3901 N. Schreiber Way	Coeur d’Alene, Idaho	83815
Address of principal executive offices		Zip Code

                         Registrant’s telephone number, including area code:                                                                                              208-773-7450

_________________________________________________________________________________________________________________________________________________________________________
(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities

On April 14, 2014, Command Center, Inc. (the "Company") issued 4,200,000 shares of its common stock to Sonoran Pacific Resources, LLP, an Arizona Limited Liability Partnership, according to the exercise of those certain Stock Purchase Warrants, dated April 13, 2009. The exercise of such Stock Purchase Warrants resulted in aggregate gross proceeds to the Company of $336,000.  Sonoran Pacific Resources, LLP is owned or controlled by Jerry Smith, an affiliate of the Company.

As a result of the exercise of the Stock Purchase Warrants, the Company’s outstanding common stock increased from 59,711,242 million to 63,911,242 million. Correspondingly, the Company’s “derivative warrant liability” has been eliminated.

The summary of the rights, preferences and privileges of those certain Stock Purchase Warrants, described above, are qualified in their entirety by reference to Exhibit 4.1 to the  Form 8-K as filed on April 5, 2010. All readers are encouraged to read the entire text of Exhibit 4.1.

The issuance of securities pursuant to the exercise of Warrants is made pursuant to an exemption under Section 4(a)(2) of the Securities Act of 1933, as amended. The common stock issued upon exercise of the Warrants was not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Command Center, Inc.

April 17, 2014	By:	/s/ Ronald L Junck
Executive Vice President, General Counsel and Secretary